Exhibit 10.2(l)

CYTEC INDUSTRIES INC.

COMPENSATION TAXATION EQUALIZATION PLAN

(as restated effective January 1, 2009)

1.	If an Excess Tax is imposed on any person who is, or was at the time, an employee, officer or director of Cytec Industries Inc., a Delaware corporation (the “Corporation”) or of any subsidiary of the Corporation, then the Corporation (or such subsidiary), shall pay as additional compensation to such person a Tax Equalization Amount on the first day of the seventh month following such person’s Separation from Service. However, in no event shall the payment be made, or commence, later than the fifteenth day of the third calendar month following the date on which such person has been Separated from Service for six months. Separation from Service occurs on the date that such person dies, retires, or otherwise has a termination of employment with the Corporation (within the meaning of Treasury Regulation Section 1.409A-1). For purposes of this Plan, (a) “Excess Tax” shall mean the tax which is imposed by Section 4999 of the Internal Revenue Code of 1986, or by any corresponding provision of any subsequent Internal Revenue Code, as the same may be amended from time to time, by reason of any payment or benefit which such person has received from, or under any plan of, the Corporation (or subsidiary of the Corporation); and (b) the “Tax Equalization Amount” shall be an amount which, after taking into account all taxes (including any Excess Tax) imposed upon such amount by any federal, state or local government, is equal to the amount of the tax imposed by Section 4999.

2.	If any payment to which paragraph 1 of this Plan applies is subject to withholding, then the additional payment in respect of the withholding shall be made at the time of the withholding. If the tax is imposed other than by, or in addition to, withholding, then the additional payment shall be made at the time the tax is payable and for such purpose the person shall make available to the Corporation such information as the Corporation may require in order to determine the amount of tax which will be imposed.

3.	The Corporation reserves the right to amend or terminate this Plan at any time, provided, that no such amendment or termination shall adversely affect the right of any person to receive any amount under this Plan who becomes subject to the tax imposed by Section 4999 in whole or in part by reason of any change in the ownership or effective control of the Corporation occurring prior to the date of such amendment or termination.

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/s/ ROY SMITH	12/15/2008
ROY SMITH	DATE

/s/ MARILYN R. CHARLES	12/15/2008
MARILYN R. CHARLES	DATE